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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                              ----------------

                                 FORM 10-SB

               General Form For Registration of Securities of
                 Small Business Issuers Under Section 12(b)
             or 12(g) of the Securities and Exchange Act of 1934



                       UNIVERSAL MEDICAL SYSTEMS, INC.
               ----------------------------------------------
               (Name of Small Business Issuer in Its Charter)



             NEVADA                                        13-3422108
 ------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

14155 58TH STREET NORTH
    CLEARWATER, FLORIDA                             34620
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         (Address of Principal Offices)           (Zip Code)


                               (813) 535-2022
              ------------------------------------------------
              (Issuer's Telephone Number, Including Area Code)

         Securities to Be registered Under Section 12(b) of the Act:


         Title of Each Class          Name of Each Exchange on Which
         to be so Registered          Each Class is to be Registered
         -------------------          ------------------------------

                None                              None
     -----------------------------    ------------------------------


         Securities to be registered under Section 12(g) of the Act:

                        Common Stock, par value $.001
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                                (Title of Class)

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                                (Title of Class)